                          SCHEDULE 14A INFORMATION


PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement       [_] Confidential, for Use of the
                                          Commission Only (as permitted by
                                          Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        Thermo Remediation Inc.
              ------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                        Thermo Remediation Inc.
              ------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[x] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________

    (5) Total fee paid:

        ________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ________________________________________________________________________

    (2) Form, Schedule or Registration Statement No.:

        ________________________________________________________________________

    (3) Filing Party:

        ________________________________________________________________________

    (4) Date Filed:

        ________________________________________________________________________

                            THERMO REMEDIATION INC.
                               DAMONMILL SQUARE
                             9 POND LANE, SUITE 5A
                       CONCORD, MASSACHUSETTS 01742-2851

                                                                  July 23, 1998

Dear Stockholder:

  The enclosed Notice calls the 1998 Annual Meeting of the Stockholders of Thermo Remediation Inc. I respectfully request all Stockholders to attend this meeting, if possible.

  Our Annual Report for the fiscal year ended April 4, 1998, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the meeting.

  Enclosed with this letter is a proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the meeting. Whether or not you are able to attend the meeting, I urge you to complete your proxy and return it to our transfer agent, BankBoston, N.A., in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the meeting, either in person or by proxy.

  I would appreciate your immediate attention to the mailing of this proxy.

                                          Yours very truly,

                                                    Robert W. Dunlap
                                              President and Chief Executive
                                                         Officer

                            THERMO REMEDIATION INC.
                               DAMONMILL SQUARE
                             9 POND LANE, SUITE 5A
                       CONCORD, MASSACHUSETTS 01742-2851

                                                                  July 23, 1998

To the Holders of the Common Stock of
 THERMO REMEDIATION INC.

                           NOTICE OF ANNUAL MEETING

  The 1998 Annual Meeting of the Stockholders of Thermo Remediation Inc. (the "Corporation") will be held on Tuesday, September 15, 1998, at 2:00 p.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

  1.  Election of seven directors.

  2. A proposal to amend the Corporation's Certificate of Incorporation to change the name of the Corporation to ThermoRetec Corporation.

  3. Such other business as may properly be brought before the meeting and any adjournment thereof.

  The transfer books of the Corporation will not be closed prior to the meeting, but, pursuant to appropriate action by the board of directors, the record date for the determination of the Stockholders entitled to receive notice of and to vote at the meeting is July 23, 1998.

  The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your stock be represented at the meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

  This notice, the proxy and proxy statement enclosed herewith are sent to you by order of the board of directors.

                                          Sandra L. Lambert
                                              Secretary

                                PROXY STATEMENT

  The enclosed proxy is solicited by the board of directors of Thermo Remediation Inc. (the "Corporation") for use at the 1998 Annual Meeting of the Stockholders (the "Meeting") to be held on Tuesday, September 15, 1998, at 2:00 p.m. at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, and any adjournment thereof. The mailing address of the executive office of the Corporation is Damonmill Square, 9 Pond Lane, Suite 5A, Concord, Massachusetts 01742-2851. This proxy statement and the enclosed proxy were first furnished to Stockholders of the Corporation on or about July 27, 1998.

                               VOTING PROCEDURES

  The board of directors intends to present to the Meeting the election of seven directors, constituting the entire board of directors, as well as one other matter: a proposal to amend the Corporation's Certificate of Incorporation to change the name of the Corporation to ThermoRetec Corporation.

  The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.01 par value (the "Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

  Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted FOR the management nominees for directors, FOR the management proposal, and as the individuals named as proxy holders on the proxy deem advisable on all other matters as may properly come before the Meeting.

  In order to be elected a director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. For the management proposal to change the name of the Corporation, the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter, is necessary for approval. Withholding authority to vote for a nominee for director or an instruction to abstain from voting on the management proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or the proposal. With respect to the election of directors, broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

  A Stockholder who returns a proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated proxy or by voting by ballot at the Meeting.

  The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of July 23, 1998, consisted of [12,244,061] shares of Common Stock. Only Stockholders of record at the close of business on July 23, 1998, are entitled to vote at the Meeting. Each share is entitled to one vote.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  Seven directors are to be elected at the Meeting, each to hold office until his successor is chosen and qualified or until his earlier resignation, death or removal.

NOMINEES FOR DIRECTORS

  Set forth below are the names of the persons nominated as directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock and of the common stock of its parent companies, Thermo TerraTech Inc. ("Thermo TerraTech") and Thermo Electron Corporation ("Thermo Electron"), is reported under the caption "Stock Ownership." All of the nominees are currently directors of the Corporation.

 JOHN P. APPLETON..... Dr. Appleton, 63, has been the chairman of the board and a director of the Corporation since 1993. He also served
                       as the Corporation's chief executive officer from
                       September 1993 to May 1997. Dr. Appleton has been
                       president, chief executive officer and a director of
                       Thermo TerraTech since September 1993, and has served as
                       a vice president of Thermo Electron since 1975 in
                       various managerial capacities. He also serves as a
                       director of The Randers Group Incorporated.
 ROBERT W. DUNLAP..... Dr. Dunlap, 63, has been president, chief executive officer and a director of the Corporation since April
                       1998. Prior to that time, he served for more than five
                       years as president and chief executive officer of
                       Remediation Technologies, Inc., which was acquired by
                       the Corporation in December 1995.
 ELIAS P. GYFTOPOULOS. Dr. Gyftopoulos, 71, has been a director of the
                       Corporation since 1994. Dr. Gyftopoulos is Professor
                       Emeritus of the Massachusetts Institute of Technology,
                       where he was the Ford Professor of Mechanical
                       Engineering and of Nuclear Engineering for more than
                       twenty years until his retirement in 1996. Dr.
                       Gyftopoulos is also a director of Thermo Electron,
                       Thermo BioAnalysis Corporation, Thermo Cardiosystems
                       Inc., ThermoLase Corporation, ThermoSpectra Corporation,
                       Thermo Vision Corporation, Thermo Voltek Corp. and Trex
                       Medical Corporation.
 FRED HOLUBOW......... Mr. Holubow, 59, has been a director of the Corporation since 1992. Mr. Holubow has been vice president of
                       Pegasus Associates, an investment management firm, for
                       more than five years.
 THEO MELAS-KYRIAZI... Mr. Melas-Kyriazi, 39, has been a director of the
                       Corporation since 1992. Mr. Melas-Kyriazi has been vice
                       president, corporate strategy, of Thermo Electron since
                       March 1998 and was president and chief executive officer
                       of ThermoSpectra Corporation from its inception in
                       August 1994 through March 1998. Mr. Melas-Kyriazi was
                       treasurer of Thermo Electron from May 1988 to August
                       1994 and treasurer of Thermo Remediation from 1991 to
                       1994. Mr. Melas-Kyriazi is also a director of
                       ThermoSpectra Corporation and Thermo Voltek Corp.
 FRANK E. MORRIS...... Dr. Morris, 74, has been a director of the Corporation since 1993. Dr. Morris served as president of the
                       Federal Reserve Bank of Boston from 1968 until he
                       retired in 1988. Dr. Morris also served as the Peter
                       Drucker Professor of Management at Boston College from
                       1989 to 1994. Dr. Morris is a trustee of SEI Mutual
                       Funds, The Capitol Mutual Funds, FFB Lexicon Funds and
                       The Arbor Fund.

 WILLIAM A. RAINVILLE. Mr. Rainville, 56, has been a director of the
                       Corporation since June 1993. Mr. Rainville has been president and chief executive officer of Thermo Fibertek
                       Inc., a majority-owned subsidiary of Thermo Electron that develops and manufactures equipment and products for the paper making and paper recycling industries, since its inception in 1991, a senior vice president of Thermo Electron since March 1993 and a vice president of Thermo Electron from 1986 to 1993. From 1984 until
                       January 1993, Mr. Rainville was the president and chief executive officer of Thermo Electron Web Systems Inc., a subsidiary of Thermo Fibertek Inc. Mr. Rainville is also a director of Thermo Ecotek Corporation, Thermo Fibergen
                       Inc., Thermo Fibertek Inc. and Thermo TerraTech.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

  The board of directors has established an audit committee and a human resources committee, each consisting solely of outside directors. The present members of the audit committee are Mr. Holubow (Chairman) and Dr. Morris. The audit committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the human resources committee are Dr. Morris (Chairman), Dr. Gyftopoulos and Mr. Holubow. The human resources committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the board of directors. The board of directors met five times, the audit committee met twice and the human resources committee met five times during fiscal 1997. Each director attended at least 75% of all meetings of the board of directors and Committees on which he served held during fiscal 1997, except Mr. Rainville, who attended 40% of such meetings.

COMPENSATION OF DIRECTORS

 Cash Compensation

  Directors who are not employees of the Corporation, of Thermo Electron or of any other company affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the board of directors and $500 per day for participating in meetings of the board of directors held by means of conference telephone and for participating in certain meetings of committees of the board of directors. Payment of directors' fees is made quarterly. Dr. Appleton, Dr. Dunlap, Mr. Melas-Kyriazi and Mr. Rainville are all employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

 Deferred Compensation Plan for Directors

  Under the Corporation's deferred compensation plan for directors (the "Deferred Compensation Plan"), a director has the right to defer receipt of his cash fees until he ceases to serve as a director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the board of directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the acquisition, without the prior approval of the board of directors, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermo TerraTech or 25% or more of the outstanding common stock of Thermo Electron; or (b) the failure of the persons serving on the board of directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermo TerraTech or Thermo Electron to constitute a majority of the board of directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 37,500 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of April 4, 1998, deferred units equal to 7,788.67 shares of Common Stock were accumulated under the Deferred Compensation Plan.

 Directors Stock Option Plan

  The Corporation's directors stock option plan, which was amended in 1995 (the "Directors Plan"), provides for the grant of stock options to purchase shares of Common Stock of the Corporation to outside directors as additional compensation for their service as directors.

  The Directors Plan originally provided for the grant of stock options upon a director's initial appointment. Outside directors appointed before the amendment of the plan received an option to purchase 22,500 shares of Common Stock upon their appointment or election. The amended plan provides that the size of the award to new directors is reduced by 4,500 shares each year until 1999, when the initial grant for new directors will be eliminated entirely. Accordingly, directors first appointed or elected in 1997 will receive options to purchase 9,000 shares, directors first appointed or elected in 1998 will receive options to purchase 4,500 shares and directors first appointed or elected in 1999 and thereafter will not receive an initial option grant. Options granted upon a director's election or appointment may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the fifth anniversary of the grant date. Such options are subject to restrictions on resale and to the repurchase by the Corporation of the shares subject to option at the exercise price if the director ceases to serve as a director of the Corporation, Thermo Electron or any subsidiary of Thermo Electron, for any reason other than death. The restriction and repurchase rights lapse in equal installments of 4,500 shares starting with the first anniversary of the grant date, provided the director has continuously served as a director of the Corporation or any other Thermo Electron company prior to that date.

  Commencing with the 1998 Annual Meeting of Stockholders, outside directors will receive an annual grant of options to purchase 1,000 shares of Common Stock pursuant to the Directors Plan at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

  The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. As of June 26, 1998, options to purchase 75,000 shares of Common Stock had been granted and were outstanding under the Directors Plan, no options had lapsed or been exercised, and options to purchase 75,000 shares of Common Stock were reserved and available for grant under the Directors Plan.

STOCK OWNERSHIP POLICIES FOR DIRECTORS

  During fiscal 1997, the human resources committee of the board of directors (the "Committee") established a stock holding policy for directors. The stock holding policy requires each director to hold a minimum of 1,000 shares of Common Stock. Directors were requested to achieve this ownership level by the 1998 Annual Meeting of Stockholders. Directors who are also executive officers of the Corporation are required to comply with a separate stock holding policy established by the Committee in fiscal 1997, which is described in "Committee Report on Executive Compensation--Stock Ownership Policies."

  In addition, the Committee adopted a policy requiring directors to hold shares of the Corporation's Common Stock equal to one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the option. This policy is also applicable to executive officers and is described in "Committee Report on Executive Compensation--Stock Ownership Policies."

                                STOCK OWNERSHIP

  The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermo TerraTech and Thermo Electron, as of May 30, 1998, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all directors and current executive officers as a group.

  While certain directors or executive officers of the Corporation are also directors or executive officers of Thermo Electron or Thermo TerraTech, all such persons disclaim beneficial ownership of the shares of Common Stock owned by Thermo TerraTech or Thermo Electron.

                                            THERMO                     THERMO
                                          REMEDIATION THERMO ELECTRON TERRATECH
                 NAME(1)                   INC. (2)   CORPORATION (3) INC. (4)
                 -------                  ----------- --------------- ---------
Thermo Electron Corporation (5)..........  9,505,353           N/A         N/A
William Harris Investors, Inc. (6).......  1,081,882           N/A         N/A
John P. Appleton.........................     73,000       145,309     297,039
Robert W. Dunlap.........................     95,848        10,355      10,000
Elias P. Gyftopoulos.....................     29,600        70,707       3,040
Fred Holubow.............................     55,766         6,000      16,500
Nels R. Johnson..........................     37,688        20,782      12,958
James Lousararian........................    110,541         7,637      27,226
Theo Melas-Kyriazi.......................     22,500       197,420      10,618
Frank E. Morris..........................     29,304        25,475       1,500
Norman A. Pedersen.......................     62,031        13,457      16,188
Jeffrey L. Powell........................    121,000        41,493      82,835
William A. Rainville.....................     24,000       233,909      60,000
All directors and current executive
 officers as a group (13 persons)........    745,560     1,616,149     609,458

--------
(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children and all share ownership includes sole voting and investment power.

(2) Shares of Common Stock beneficially owned by Dr. Appleton, Dr. Gyftopoulos, Mr. Holubow, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Dr. Morris, Mr. Pedersen, Mr. Powell, Mr. Rainville and all directors and current executive officers as a group include 63,000, 28,600, 25,450, 37,250, 100,500, 22,500, 25,450, 53,000, 111,000, 22,500 and 526,750
    shares, respectively, that such person or group has the right to acquire within 60 days of May 30, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Holubow, Dr. Morris and all directors and current executive officers as a group include 3,934, 3,854 and 7,788 full shares, respectively, that had been allocated through May 30, 1998, to their respective accounts maintained under the Corporation's Deferred Compensation Plan for Directors. Shares of Common Stock beneficially owned by Dr. Dunlap and all directors and current executive officers as a group include warrants to purchase 23,962 shares. No director or current executive officer beneficially owned more than 1% of the Common Stock outstanding as of May 30, 1998; all directors and current executive officers as a group beneficially owned 5.7% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermo Electron beneficially owned by Dr. Appleton, Dr. Dunlap, Dr. Gyftopoulos, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Dr. Morris, Mr. Pedersen, Mr. Powell, Mr. Rainville and all directors and current executive officers as a group include 113,532, 10,000, 8,125, 15,195, 4,275, 161,935, 8,125, 6,250, 34,712, 169,487 and
    1,279,308 shares, respectively, that such person or group has the right to acquire within 60 days of May 30, 1998, through the exercise of stock options. Shares beneficially owned by Dr. Appleton, Mr. Melas-Kyriazi, Mr. Pedersen and all directors and current executive officers as a group include 1,615, 1,071, 517 and 6,665 full shares allocated through May 30, 1998, to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were as of May 30, 1998, executive officers of Thermo Electron ("ESOP"). Shares beneficially owned by Dr. Morris and all directors and current executive officers as a group each include 11,685 shares allocated through May 30, 1998, to Dr. Morris's account maintained pursuant to Thermo Electron's deferred compensation plan for directors. Shares beneficially owned by Dr. Morris include 3,415 shares owned by his spouse. No director or current executive officer beneficially owned more than 1% of the common stock of Thermo Electron outstanding as of May 30, 1998; all directors and current executive officers as a group beneficially owned approximately 1.0% of the Thermo Electron common stock outstanding as of such date.

(4) Shares of the common stock of Thermo TerraTech beneficially owned by Dr. Appleton, Dr. Dunlap, Dr. Gyftopoulos, Mr. Johnson, Mr. Lousararian, Mr. Melas-Kyriazi, Dr. Morris, Mr. Pedersen, Mr. Powell, Mr. Rainville and all directors and current executive officers as a group include 275,000, 10,000, 1,500, 12,000, 27,000, 10,000, 1,500, 16,000, 63,000, 60,000 and
    521,000 shares, respectively, that such person or group has the right to acquire within 60 days of May 30, 1998, through the exercise of stock options. Shares beneficially owned by Mr. Holubow and all directors and current executive officers as a group include 16,500 and 31,226 shares, respectively, that such person or group has the right to acquire within 60 days of May 30, 1998, through the exercise of stock purchase warrants acquired in connection with private placements of the securities of Thermo TerraTech and one or more of the Corporation's subsidiaries on terms identical to terms granted to unaffiliated investors. Shares beneficially owned by Dr. Appleton, Mr. Melas-Kyriazi, Mr. Pedersen and all directors and current executive officers as a group include 305, 299, 188 and 1,410 full shares, respectively, allocated through May 30, 1998, to accounts maintained pursuant to the ESOP. Except for Dr. Appleton, who beneficially owned approximately 1.5% of the common stock of Thermo TerraTech outstanding as of May 30, 1998, no director or current executive officer beneficially owned more than 1% of such common stock outstanding as of May 30, 1998; all directors and current executive officers as a group beneficially owned 3.1% of the Common Stock outstanding as of such date.

(5) Includes 167,410 shares of Common Stock that Thermo Electron has the right to acquire within 60 days of May 30, 1998, through the conversion of certain convertible notes of the Corporation held by Thermo Electron. Also includes 269,492 shares of Common Stock that Thermo Electron, through its majority owned subsidiary Thermo TerraTech, has the right to acquire within 60 days of May 30, 1998, through the conversion of certain convertible notes of the Corporation held by Thermo TerraTech. As of May 30, 1998, Thermo Electron Corporation beneficially owned approximately 71.1% of the outstanding Common Stock, primarily through its majority-owned subsidiary Thermo TerraTech Inc. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts. As of May 30, 1998, Thermo Electron had the power to elect all of the members of the Corporation's board of directors.

(6) Based on information provided in the Schedule 13G of William Harris Investors, Inc. ("Harris") as of December 31, 1997, these shares of Common Stock have been acquired by Harris on behalf of unidentified discretionary clients of Harris. Harris is an investment adviser registered under
    Section 203 of the Investment Adviser Act of 1940, as amended. Its address is 2 North LaSalle Street, Suite 300, Chicago, Illinois 60602.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermo TerraTech and Thermo

Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during fiscal 1997, except in the following instances. [LATE FILINGS]

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officers during fiscal 1998 and its four other most highly compensated executive officers for the last three fiscal years.

  The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.

                                 SUMMARY COMPENSATION TABLE
-----------------------------------------------------------------------------------------------
                                                              LONG TERM
                                                             COMPENSATION
                                                        ----------------------
                                ANNUAL COMPENSATION     SECURITIES UNDERLYING
        NAME AND         FISCAL --------------------    OPTIONS (NO. OF SHARES    ALL OTHER
   PRINCIPAL POSITION     YEAR    SALARY     BONUS         AND COMPANY) (2)    COMPENSATION (3)
   ------------------    ------ ---------- ---------    ---------------------- ----------------
John P. Appleton (4)....  1998  $   39,000 $       0(1)            --                  --
 Former Chief             1997  $   36,750 $  20,000               --              $ 6,919
 Executive Officer        1996  $   33,750 $  20,000               --              $ 6,919
Jeffrey L. Powell (5)...  1998  $  145,000 $       0(1)            700(TMO)        $59,372(7)
 President & Chief                                               2,000(MKA)
 Executive Officer                                               2,000(ONX)
                                                               120,000(RGI)
                                                                 2,000(TDX)
                                                                 1,000(TISI)
                                                                 2,000(TRIL)
                                                                 1,500(VIZ)
                                                                 2,000(TRCC)
                          1997  $  122,000 $  40,000               600(TMO)        $ 7,023
                                                                 2,000(TFG)
                                                                 6,000(TOC)
                          1996  $  116,000 $  60,000               300(TMO)        $ 6,646
                                                                 2,000(TBA)
                                                                 5,000(TLZ)
                                                                 2,000(TLT)
                                                                 6,000(TMQ)
                                                                 2,000(TSR)
                                                                 4,000(TXM)
Robert W. Dunlap (6)....  1998  $  165,000 $       0(1)        120,000(RGI)        $ 9,055
 Vice President           1997  $  165,000 $  35,000            10,000(TTT)        $ 5,088
                                                                10,000(TMO)
Nels R. Johnson (8).....  1998  $  101,000 $  26,000             7,000(THN)        $ 9,344
 Vice President                                                    800(TMO)
                                                                12,000(RGI)
                          1997  $   97,300 $  28,000             8,000(THN)        $ 5,275
                                                                   900(TMO)
                          1996  $   93,600 $  25,000            20,000(THN)        $ 4,730
James Lousararian.......  1998  $  110,000 $       0(1)         20,000(THN)        $ 5,576
 Vice President                                                 48,000(RGI)
                          1997  $  106,000 $  25,000            10,000(THN)        $ 6,567
                          1996  $  102,000 $  33,000               --              $ 6,636
Norman A. Pedersen (9)..  1998  $   98,000 $  19,000            20,000(THN)        $ 9,346
 Vice President,
 Business                                                          800(TMO)
 Development                                                    30,000(RGI)

--------
(1) Dr. Appleton, Dr. Dunlap, Mr. Powell and Mr. Lousararian have elected to forego their bonuses for fiscal 1998.
(2) In addition to grants of options to purchase shares of Common Stock of the Corporation (designated in the table as THN), the named executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years to the named executive officers in the following Thermo Electron companies: Thermo Electron (designated in the table as TMO), Thermo TerraTech Inc. (designated in the table as TTT), Metrika Systems Corporation (designated in the table as

    MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Group Incorporated (designated in the table as RGI), Thermedics Detection Inc. (designated in the table as TDX), Thermo BioAnalysis Corporation (designated in the table as TBA), Thermo Fibergen Inc. (designated in the table as TFG), Thermo Information Solutions Inc. (designated in the Table as TISI), ThermoLase Corporation (designated in the table as TLZ), ThermoLyte Corporation (designated in the table as TLT), Thermo Optek Corporation (designated in the table as TOC), ThermoQuest Corporation (designated in the table as TMQ), Thermo Sentron Inc. (designated in the table as TSR), Thermo Trilogy Corporation (designated in the table as
    TRIL), Thermo Vision Corporation (designated in the table as VIZ), Trex Communications Corporation (designated in the table as TRCC), and Trex Medical Corporation (designated in the table as TXM).
(3) Represents the amount of matching contributions made by the individual's employer on behalf of named executive officers participating in the Thermo Electron 401(k) plan or, in the case of Dr. Dunlap, the RETEC Employee's Savings and Profit Sharing Plan.
(4) Dr. Appleton served as the Corporation's chief executive officer from 1993 until May 14, 1997. Dr. Appleton is also a vice president of Thermo Electron and president and chief executive officer of Thermo TerraTech. A portion of Dr. Appleton's annual cash compensation (salary and bonus) has been allocated to and paid by each of the Corporation, Thermo Electron and Thermo TerraTech over each of the past three fiscal years as compensation for the services provided to these companies based on the time he devoted to his responsibilities to these companies. The annual cash compensation reported in the table for Dr. Appleton represents the amount paid from all sources, including the Corporation, solely for Dr. Appleton's services as the chief executive officer of the Corporation. For fiscal 1998, 1997 and 1996, approximately 20%, 20%, and 20%, respectively, of Dr. Appleton's annual cash compensation was paid by the Corporation for his services as its chief executive officer. Bonuses paid to Dr. Appleton for 1996 and 1997 reflect compensation decisions based on calendar year performance, in accordance with Thermo Electron's compensation practices for its officers. Dr. Appleton has served as an officer of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.
(5) Mr. Powell served as president and chief executive officer of the Corporation from May 14, 1997 through April 30, 1998, when he was named senior vice president of the Corporation. He served as president and chief operating officer of the Corporation prior to his promotion to chief executive officer.
(6) Dr. Dunlap was appointed president and chief executive officer of the Corporation on April 30, 1998. He served as vice president of the Corporation from May 8, 1996 through April 30, 1998.
(7) In addition to a $9,372 matching contribution referred to in footnote (2), this amount includes the reimbursement by the Corporation of $50,000 in expenses associated with Mr. Powell's relocation to Concord, Massachusetts.
(8) Mr. Johnson was appointed an executive officer of the Corporation on June 30, 1995.
(9) Mr. Pedersen was appointed an executive officer of the Corporation on May 14, 1997.

STOCK OPTIONS GRANTED DURING FISCAL 1998

  The following table sets forth information concerning individual grants of stock options made during fiscal 1998 to the Corporation's then chief executive officers and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1998.

  Dr. Appleton has served as a vice president of Thermo Electron since 1975 and from time to time has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the

Corporation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation. During fiscal 1998, no options to purchase Common Stock were granted to Dr. Appleton.

                                OPTION GRANTS IN FISCAL 1998
-------------------------------------------------------------------------------------------------
                                                                            POTENTIAL REALIZABLE
                         NUMBER OF                                            VALUE AT ASSUMED
                         SECURITIES       PERCENT OF                        ANNUAL RATES OF STOCK
                         UNDERLYING      TOTAL OPTIONS                       PRICE APPRECIATION
                          OPTIONS         GRANTED TO   EXERCISE              FOR OPTION TERM (2)
                          GRANTED        EMPLOYEES IN  PRICE PER EXPIRATION ---------------------
          NAME              (1)           FISCAL YEAR    SHARE      DATE        5%         10%
          ----           ----------      ------------- --------- ----------     --     ----------
Robert W. Dunlap........  120,000(RGI)       1.36%(3)   $ 0.65    12/12/04  $   31,200 $   74,400
Jeffrey L. Powell.......      700(TMO)       0.04%(3)   $34.20      6/3/00  $    3,773 $    7,924
                            2,000(MKA)       0.47%(3)   $14.23     1/21/05  $   11,580 $   27,000
                            2,000(ONX)       0.30%(3)   $14.25     1/21/05  $   11,600 $   27,040
                          120,000(RGI)       1.36%(3)   $ 0.65    12/12/04  $   31,200 $   74,400
                            2,000(TDX)       0.32%(3)   $ 9.56     1/21/05  $    7,780 $   18,140
                            1,000(TISI)      0.27%(3)   $10.00     1/21/05  $    4,070 $    9,490
                            2,000(TRIL)      0.99%(3)   $ 8.25     1/21/05  $    6,720 $   15,660
                            1,500(VIZ)       0.35%(3)   $ 7.25     1/21/05  $    4,425 $   10,320
                            2,000(TRCC)      0.37%(3)   $ 4.00     1/21/05  $    3,260 $    7,580
Nels R. Johnson.........    7,000(THN)       1.72%      $ 6.51     3/18/03  $   12,600 $   27,790
                              800(TMO)       0.04%(3)   $34.20      6/3/00  $    4,312 $    9,056
                           12,000(RGI)       0.14%(3)   $ 0.65    12/12/04  $    3,120 $    7,440
James Lousararian.......   20,000(THN)       4.93%      $ 6.51     3/18/03  $   36,000 $   79,400
                           48,000(RGI)       0.54%(3)   $ 0.65    12/12/04  $   12,480 $   29,760
Norman A. Pedersen......   20,000(THN)       4.93%      $ 6.51     3/18/03  $   36,000 $   79,400
                              800(TMO)       0.04%(3)   $34.20      6/3/00  $    4,312 $    9,056
                           30,000(RGI)       0.34%(3)   $ 0.65    12/12/04  $    7,800 $   18,600

--------
(1) In addition to the grant of options to purchase Common Stock of the Corporation (designated in the table as THN), options have been granted during fiscal 1998 to the named executive officers as part of Thermo Electron's stock option program to purchase the common stock of Thermo Electron (designated in the table as TMO), Metrika Systems Corporation (designated in the table as MKA), ONIX Systems Inc. (designated in the table as ONX), The Randers Group Incorporated (designated in the table as
    RGI), Thermedics Detection Inc. (designated in the table as TDX), Thermo Information Solutions Inc. (designated in the table as TISI), Thermo TerraTech Inc. (designated in the table as TTT), Thermo Trilogy Corporation (designated in the table as TRIL), Thermo Vision Corporation (designated in the table as VIZ) and Trex Communications Corporation (designated in the table as TRCC). All of the options granted during the fiscal year are immediately exercisable at the date of grant, except options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of the company's common stock under Section 12 of the Securities and Exchange Act of 1934 and (ii) six years from the date of grant. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the sixth anniversary of the date of grant. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) The amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock of the applicable corporation, the optionee's continued employment through the option period and the date on which the options are exercised.
(3) These options were granted under stock option plans maintained by Thermo Electron or its subsidiaries other than the Corporation as part of Thermo Electron's compensation program and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

STOCK OPTIONS EXERCISED DURING FISCAL 1998 AND FISCAL YEAR-END OPTION VALUES

  The following table reports certain information regarding stock option exercises during fiscal 1998 and outstanding stock options held at the end of fiscal 1998 by the Corporation's then chief executive officers and the other named executive officers. No stock appreciation rights were exercised or were outstanding during fiscal 1998.

            AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL 1998 YEAR-END OPTION VALUES
---------------------------------------------------------------------------------------------------------
                                                                            NUMBER OF
                                                                           UNEXERCISED
                                                       SHARES           OPTIONS AT FISCAL     VALUE OF
                                                      ACQUIRED  VALUE        YEAR-END       UNEXERCISED
                                                         ON    REALIZED   (EXERCISABLE/     IN-THE-MONEY
   NAME                            COMPANY            EXERCISE   (1)    UNEXERCISABLE) (2)    OPTIONS
   ----                  ---------------------------- -------- -------- ------------------ --------------
John P. Appleton (3).... Thermo Remediation              --        --      63,000/--       $      0/--
Robert W. Dunlap........ Thermo Electron                 --        --      10,000/--       $ 50,750/--
                         Randers Group Inc.              --        --     120,000/--       $ 12,000/--
                         Thermo TerraTech                --        --      10,000/--       $      0/--
Jeffrey L. Powell....... Thermo Remediation              --        --     111,000/--       $      0/--
                         Thermo Electron                 --        --      35,012/-- (4)   $761,729/--
                         Metrika Systems                 --        --       2,000/--       $  2,666/--
                         Onix Systems                    --        --       2,000/--       $      0/--
                         Randers Group Inc.              --        --     120,000/--       $ 12,000/--
                         Thermedics Detection            --        --       2,000/--       $  3,880/--
                         Thermo BioAnalysis              --        --       2,000/--       $ 23,250/--
                         Thermo Fibergen                 --        --       2,000/--       $      0/--
                         Thermo Fibertek                 --        --       4,500/--       $ 40,784/--
                         Thermo Information Solutions    --        --         -- /1,000         -- /$0(6)
                         ThermoLase                      --        --       5,000/--       $      0/--
                         ThermoLyte                      --        --         -- /2,000         -- /$0(6)
                         Thermo Optek                    --        --       6,000/--       $ 39,180/--
                         ThermoQuest                     --        --       6,000/--       $ 39,378/--
                         Thermo Sentron                  --        --       2,000/--       $      0/--
                         Thermo TerraTech                --        --      63,000/-- (5)   $ 12,195/--
                         Thermo Trilogy                  --        --         -- /2,000         -- /$0(6)
                         Thermo Vision                   --        --       1,500/--       $    188/--
                         Trex Communications             --        --         -- /2,000         -- /$0(6)
                         Trex Medical                    --        --       4,000/--       $ 28,252/--
Nels R. Johnson......... Thermo Remediation              --        --      37,250/--       $      0/--
                         Thermo Electron               1,687   $50,888     15,195/--       $360,773/--
                         Randers Group Inc.              --        --      12,000/--       $  1,200/--
James Lousararian....... Thermo Remediation              --        --     100,500/--       $      0/--
                         Thermo Electron                 --        --       4,275/--       $109,039/--
                         Randers Group Inc.              --        --      48,000/--       $  4,800/--
                         Thermo Fibertek                 --        --       4,500/--       $ 40,784/--
                         Thermo TerraTech                --        --      27,000/-- (5)   $  7,317/--
Norman A. Pedersen (7).. Thermo Remediation              --        --      53,000/--       $      0/--
                         Thermo Electron                 --        --       6,250/--       $ 30,915/--
                         Randers Group Inc.              --        --      30,000/--       $  3,000/--
                         Thermo TerraTech                --        --      16,000/--       $      0/--

--------
(1) Amounts shown in this column do not necessarily represent actual value realized from the sale of the shares acquired upon exercise of the option because in many cases the shares are not sold on exercise but continue to be held by the executive officer exercising the option. The amounts shown represent the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.
(2) All of the options reported outstanding at the end of the fiscal year are immediately exercisable as of fiscal year-end, except options to purchase the common stock of ThermoLyte Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under Section 12 of the Securities Exchange Act of 1934 and (ii) nine years from the grant date, and options to purchase the common stock of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Trex Communications Corporation, which are not exercisable until the earlier of (i) 90 days after the effective date of the registration of that company's common stock under
    Section 12 of the Securities Exchange Act of 1934 and (ii) six years from the grant date. In all cases, the shares acquired upon exercise are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company. For companies whose shares are not publicly traded, the repurchase rights lapse in their entirety on the ninth anniversary (in the case of ThermoLyte Corporation) and sixth anniversary (in the case of Thermo Information Solutions Inc., Thermo Trilogy Corporation and Thermo Trex Corporation) of the grant date. Certain options have three-year terms and the repurchase rights lapse in their entirety on the second anniversary of the grant date. The granting corporation may permit the holder of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.
(3) Dr. Appleton has served as a vice president of Thermo Electron since 1975 and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as the chief executive officer of the Corporation.
(4) Options to purchase 22,500 shares of the common stock of Thermo Electron granted to Mr. Powell are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to lapse ratably over a five-year period commencing with the fifth anniversary of the grant date.
(5) Options to purchase 15,000 and 9,000 shares of the common stock of Thermo TerraTech held by Mr. Powell and Mr. Lousararian, respectively, are subject to the same terms described in footnote (1), except that in the event of the optionee's voluntary resignation or discharge for cause prior to February 8, 1998, all of the shares acquired upon exercise of these options are subject to repurchase by Thermo TerraTech at the exercise price. In addition, all shares acquired upon the exercise of these options are subject to restrictions on resale until February 8, 1998.
(6) No public market existed for the shares underlying these options as of April 4, 1998. Accordingly, no value in excess of exercise price has been attributed to these options.
(7) Mr. Pedersen was employed by Thermo Electron prior to joining the Corporation and has been granted options to purchase shares of the common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as a vice president of the Corporation.

SEVERANCE AGREEMENTS

  Thermo Electron has entered into severance agreements with several key employees, including Dr. Appleton. These agreements provide severance benefits if there is a change in control of Thermo Electron that is not approved by the board of directors of Thermo Electron and the employee's employment with Thermo Electron or one of its majority-owned subsidiaries is terminated, for whatever reason, within one year thereafter. For purposes of the severance agreements, a change in control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or (iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. The benefit under these agreements is stated as an initial percentage which was established by the board of directors of Thermo Electron and is generally based upon the employee's age and length of service with Thermo Electron at the time of severance. Benefits are to be paid over a five-year period. The benefit to be paid in the first year is determined by applying this percentage to the employee's highest annual total remuneration in any 12-month period during the preceding three years. This benefit is reduced by 10% in each of the succeeding four years in which benefits are paid. The initial percentage to be so applied to Dr. Appleton is 40.1%. Assuming that severance benefits would have been payable under such agreements as of April 4, 1998, Dr. Appleton would have received approximately $119,906 in the first year thereof from Thermo Electron.

                  COMMITTEE REPORT ON EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

  All decisions on compensation for the Corporation's executive officers are made by the human resources committee of the board of directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the human resources committee of the board of directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

  The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

  External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's total compensation for its executives is assessed by comparing it to market data provided by compensation consultants and by participating in annual executive compensation surveys, primarily "Project 777," an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's 500 Index, but do not necessarily correspond to the companies included in the Corporation's peer group.

  Principles of internal equity are also central to the Committee's compensation policies. Total compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

  The process for determining each of these elements for the Corporation's executive officers is outlined below. For its review of the compensation of other officers of the Corporation, the Committee follows a substantially similar process.

 Base Salary

  Base salaries are set to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in fiscal 1998 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

 Cash Bonus

  The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries for executives. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns which are designed to measure profitability and contributions to shareholder value, and earnings growth, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron intended to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in fiscal 1998 measured return on net assets, growth in income, and return on sales, and the Committee's determinations also included a subjective evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of the operating measures and subjective evaluation varies among the executives, depending on their roles and responsibilities within the organization.

  The bonuses for named executive officers approved by the Committee with respect to fiscal 1998 performance in each instance were below the median potential bonus, except for one executive officer whose bonus exceeded the median potential bonus, due to the measures of operating returns used in the Committee's determinations as described above. However, certain of the named executive officers elected to forego their bonuses for fiscal 1998 in light of the stock price performance of the Corporation.

Stock Option Program

  The primary goal of the Corporation and its parent companies is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

  The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying duration and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in its parent companies, Thermo TerraTech and Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are important tools in providing incentives for performance within the entire organization.

  In determining awards, the Committee considers for each officer the annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next year and compares the individual's total compensation using this value to competitive data. The Committee uses a modified Black-Scholes option pricing model to determine the value of an option award. In addition, the Committee considers the aggregate amount of net awards to purchase shares of Common Stock granted to all employees over the last five years to monitor the number of aggregate awards to all employees. In reviewing the aggregate number of awards, the Committee considers such factors as the size of the company, its stage of development and its growth strategy, as well as the aggregate awards and option practices of comparably situated companies.

  The Committee periodically awards stock options based on its assessment of the total compensation of each executive, the actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential within the organization), as well as the value of previously awarded options as described above. Such discretionary option awards were made to certain of the named executive officers in fiscal 1998. Certain options awarded in fiscal 1998 to the named executive officers with respect to the common stock of the Corporation's parent company, Thermo Electron, were made pursuant to a program that awards options to certain eligible employees annually based on the number of shares of Thermo Electron common stock held by the employee, as an incentive to buy and hold shares of Thermo Electron common stock.

STOCK OWNERSHIP AND RETENTION POLICIES

  The Corporation's compensation program is also designed to encourage executives to own shares of the Corporation's Common Stock. The Committee believes that encouraging executives to retain stock acquired through its stock option program provides additional incentive for executive officers to follow strategies designed to maximize long-term value to Stockholders.

  There are several elements to the Corporation's stock retention program. For example, the Committee annually awards stock options based upon an executive's ownership of the Corporation's Common Stock and unexercised, vested rights to acquire such stock during the prior year. These options awards are independent of the award of stock options as an incentive for management performance. In 1997, the Committee granted options to purchase Common Stock to the named executive officers under this program. These options have three-year terms and vest 100% on the second anniversary of the date of grant. Certain awards to the named executive officers in 1997 to purchase shares of the common stock of Thermo Electron and Thermedics were made by those companies under similar programs that award options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron or Thermedics held by such employees as an incentive to buy and hold such company's shares.

  The Committee established a stock holding policy for executive officers of the Corporation in fiscal 1997 that required executive officers to own a multiple of their compensation in shares of the Corporation's Common Stock. For the chief executive officer, the multiple was one times his base salary and reference bonus for the calendar year. For all other officers, the multiple was one times the officer's base salary. The Committee deemed it appropriate to permit officers to achieve these ownership levels over a three-year period. The policy was amended in 1998 to apply only to the chief executive officer.

  In order to assist officers in complying with the policy, the Committee also adopted in fiscal 1997 a stock holding assistance plan under which the Corporation was authorized to make interest-free loans to officers to enable them to purchase shares of the Common Stock in the open market. The loans are required to be repaid upon the earlier of demand or the fifth anniversary of the grant date, unless otherwise authorized by the Committee. During fiscal 1998, Mr. Powell, a vice president of the Corporation, received loans in the principal amount of $59,940.50 under this plan, the entire amount of which was outstanding as of June 29, 1998. In fiscal 1998, Mr. Pedersen, a vice president of the Corporation, received loans in the principal amount of $45,828.50 under this plan, the entire amount of which was outstanding as of June 29, 1998. In fiscal 1998, Mr. Lousararian, a vice president of the Corporation, received loans in the principal amount of $47,572.50 under the plan, the entire amount of which was outstanding as of June 29, 1998. In fiscal 1998, Dr. Appleton, formerly the Corporation's chief executive officer, received loans in the principal amount of $61,867.50, the entire amount of which was outstanding as of June 29, 1998. This plan was also amended in 1998 to apply only to the chief executive officer. See "Relationship with Affiliates--Stock Holding Assistance Plan."

  The Committee also has adopted a policy requiring its executive officers to hold shares of the Corporation's Common Stock acquired upon the exercise of stock options granted by the Corporation. Under this policy, executive officers are required to hold one-half of their net option exercises over a period of five years. The net option exercise is determined by calculating the number of shares acquired upon exercise of a stock option, after deducting the number of shares that could have been traded to exercise the option and the number of shares that could have been surrendered to satisfy tax withholding obligations attributable to the exercise of the options.

POLICY ON DEDUCTIBILITY OF COMPENSATION

  The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices. Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million, unless the compensation qualifies as "performance based" or is otherwise exempt from
Section 162(m). The annual cash compensation paid to individual executives does not approach the $1 million threshold, and it is believed that the stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

FISCAL 1998 CEO COMPENSATION

  Dr. John P. Appleton served as the Corporation's chief executive officer for less than two months of fiscal 1998, although he continues to serve as chairman of the board. On May 14, 1997, Mr. Jeffrey L. Powell was promoted to the position of chief executive officer from chief operating officer. Cash compensation for Dr. Appleton is reviewed by both the Committee and the human resources committees of the boards of directors of Thermo TerraTech and Thermo Electron, due to his responsibilities at the Corporation, as chief executive officer of Thermo TerraTech and as a vice president of Thermo Electron. Each committee evaluates Dr. Appleton's performance and proposed compensation using a process similar to that used for the other executive officers of the Corporation. At the Thermo Electron and Thermo TerraTech levels, Dr. Appleton is evaluated on his performance related to the Corporation as well as other operating units of Thermo Electron and Thermo TerraTech for which he is responsible, weighted in accordance with the amount of time and effort devoted to each operation. The Corporation's Committee then reviews the analysis and determinations of the Thermo TerraTech and Thermo Electron committees, makes an independent assessment of Dr. Appleton's performance as it relates to the Corporation using criteria similar to those used for the other executive officers of the Corporation, and then agrees to an appropriate allocation of Dr. Appleton's compensation to be paid by the Corporation.

  In May 1998, the Committee conducted its review of Dr. Appleton's proposed bonus for fiscal 1998 performance. Dr. Appleton's bonus for fiscal 1998 performance approved by the Committee was below the median potential bonus, due to the measures of operating returns used in the Committee's determinations, as described under the caption "Cash Bonus." Dr. Appleton elected to forego his bonus in light of the

Corporation's operating and stock price performance in fiscal 1998. In December 1997, the Committee agreed to an allocation of 20% of Dr. Appleton's salary for calendar 1997 to the Corporation, based on his responsibilities at the Corporation as chief executive officer and chairman.

  The salary and bonus of Mr. Powell, during his tenure as the president and chief executive officer of the Corporation, were established using the same criteria as for the salaries and bonuses of the Corporation's other named executive officers. His bonus for fiscal 1998 performance approved by the Committee was below the median potential bonus, due to the measures of operating returns used in the Committee's determinations, as described under the caption "Cash Bonus." Mr. Powell elected to forego his bonus in light of the Corporation's operating and stock price performance in fiscal 1998.

  Awards to the chief executive officer of options to purchase shares of Common Stock are reviewed and determined periodically by the Committee using criteria similar to those used for other executive officers of the Corporation, as described above under the caption "Stock Option Programs." No award of options to purchase shares of the Common Stock was made by the Committee to either Dr. Appleton or Mr. Powell in fiscal 1998.

  In addition to stock option awards by the Committee, Mr. Powell was awarded options to purchase shares of the Common Stock of majority-owned subsidiaries of Thermo Electron or Thermo TerraTech from time to time due to his position as a chief executive officer of a majority-owned subsidiary of Thermo Electron or Thermo TerraTech. The awards to Mr. Powell in fiscal 1998 of options to purchase the common stock of Metrika Systems Corporation, ONIX Systems Inc., Thermedics Detection Inc., Thermo Information Solutions Inc., Thermo Trilogy Corporation, Thermo Vision Corporation, and Trex Communications Corporation were made under this stock option program. The award of options to purchase the common stock of Randers were made to Mr. Powell in his capacity as vice president of Thermo TerraTech, the Corporation's parent.

  Mr. Powell also received an award of options to purchase 700 shares of the common stock of Thermo Electron in fiscal 1998 made by the human resources committee of Thermo Electron under a program which awards options to certain eligible employees annually based on the number of shares of the common stock of Thermo Electron held by the employee, as an incentive to buy and hold Thermo Electron's common stock.

                                          Dr. Frank E. Morris (Chairman)
                                          Dr. Elias P. Gyftopoulos
                                          Mr. Fred Holubow

                         COMPARATIVE PERFORMANCE GRAPH

  The Securities and Exchange Commission requires that the Corporation include in this proxy statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation's Common Stock has been publicly traded only since December 9, 1993 and, as a result, the following graph commences as of such date. The Corporation has compared its performance with the American Stock Exchange Market Value Index and a peer group of companies consisting of Ecology & Environmental Inc., Fluor Daniel GTI, Inc. (formerly Groundwater Technology Inc.), Safety Kleen Corp., TRC Cos. Inc. and Roy F. Weston Inc.


           COMPARISON OF TOTAL RETURN AMONG THERMO REMEDIATION INC.,
            THE AMERICAN STOCK EXCHANGE MARKET VALUE INDEX AND THE
        CORPORATION'S PEER GROUP FROM DECEMBER 9, 1993 TO APRIL 3, 1998


                             [GRAPH APPEARS HERE]


             12/9/93     3/31/94      3/31/95     3/29/96    3/27/97     4/3/98
--------------------------------------------------------------------------------
THN            100         108          158         173         89          82
--------------------------------------------------------------------------------
AMEX           100          95           99         122        124         160
--------------------------------------------------------------------------------
PEER GROUP     100          90          105          89         93         172
--------------------------------------------------------------------------------


  The total return for the Corporation's Common Stock (THN), the American Stock Exchange Market Value Index (AMEX) and the Corporation's peer group (PEER GROUP) assumes the reinvestment of dividends. Cash dividends of $.10 per share of Common Stock were paid on September 15, 1995, and March 20, 1996, respectively, to shareholders of record on August 30, 1995, and March 1, 1996, respectively. Cash dividends of $.10 per share of Common Stock were paid on September 5, 1996, and March 24, 1997, respectively, to shareholders of record on August 22, 1996, and March 3, 1997, respectively. Cash dividends of $.10 per share of Common Stock were paid on September 10, 1997, and March 23, 1998, respectively, to shareholders of record on August 15, 1997, and March 2, 1998, respectively. No assurance can be given, however, that the Corporation will continue to pay dividends in the future. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange ("AMEX"). The Corporation's Common Stock is traded on the AMEX under the ticker symbol "THN."

                         RELATIONSHIP WITH AFFILIATES

  Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo TerraTech has created the Corporation as a publicly held subsidiary, and Thermo Electron and certain of its subsidiaries have created several other privately and publicly held subsidiaries. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and the other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

  Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their mutual affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that (1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

  To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

  The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. In addition, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

  As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, certain employee benefit administration, tax advice and preparation of tax returns, centralized cash management and certain financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.0% of the Corporation's revenues for these services for calendar 1996 and 1997. The annual fee has been reduced to 0.8% of the Corporation's total revenues for calendar 1998. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1998, Thermo Electron assessed the Corporation [$1,148,000] in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

  As of April 4, 1998, [$19,674,000] of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, U.S. government agency securities, money market funds, commercial paper and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the 90-day Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

  As of April 4, 1998, the Corporation owed Thermo TerraTech [$2,650,000].

  Thermo Electron, primarily through its majority-owned subsidiary Thermo TerraTech, owned approximately 71.1% of the Common Stock outstanding as of May 30, 1998.

STOCK HOLDING ASSISTANCE PLAN

  In fiscal 1997, the Corporation adopted a stock holding policy which requires its executive officers to acquire and hold a minimum number of shares of Common Stock. In order to assist the executive officers in complying with the policy, the Corporation also adopted a stock holding assistance plan under which it may make interest-free loans to certain key employees, including its executive officers, to enable such employees to purchase the Common Stock in the open market. During fiscal 1998, Mr. Powell, a vice president of the Corporation, received loans in the principal amount of $59,940.50 under this plan to purchase 10,000 shares, the entire amount of which was outstanding as of June 29, 1998. In fiscal 1998, Mr. Pedersen, a vice president of the Corporation, received loans in the principal amount of $45,828.50 under this plan to purchase 7,401 shares, the entire amount of which was outstanding as of June 29, 1998. In fiscal 1998, Mr. Lousararian, a vice president of the Corporation, received loans in the principal amount of $47,572.50 under the plan to purchase 7,700 shares, the entire amount of which was outstanding as of June 29, 1998. In fiscal 1998, Dr. Appleton, formerly the Corporation's chief executive officer, received loans in the principal amount of $61,867.50 under the plan to purchase 10,000 shares, the entire amount of which was outstanding as of June 29, 1998. This plan was also amended in 1998 to apply only to the chief executive officer. See "Relationship with Affiliates--Stock Holding Assistance Plan." Loans will be repaid upon the earlier of demand or the fifth anniversary of the date of the loan, unless otherwise authorized by the human resources committee of the board of directors. This policy and plan were amended in 1998 to apply only to the chief executive officer of the Corporation in the future.

                                  PROPOSAL 2

             PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO
                      CHANGE THE NAME OF THE CORPORATION

  The board of directors has proposed an amendment to the Corporation's Certificate of Incorporation to change the name of the Corporation to "ThermoRetec Corporation" and has recommended that the stockholders approve the amendment. The board of directors has recommended this change in the Corporation's name to assist the Corporation in creating a broader market identity and presence for the Corporation as a whole, taking advantage of the synergies between its respective parts. Management believes that changing the Corporation's name to ThermoRetec Corporation will result in an opportunity for an enhanced market identity and presence for the Corporation.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

  It is proposed that the name change be effected by amending Article First of the Corporation's Certificate of Incorporation to read as follows: "The name of the corporation is: ThermoRetec Corporation."

RECOMMENDATION

  The board of directors believes that the name change to ThermoRetec Corporation is in the best interest of the Corporation and its Stockholders and recommends that the Stockholders vote FOR amending the Corporation's Certificate of Incorporation. Thermo Electron, which beneficially owned approximately 71.1% of the outstanding voting stock of the Corporation on May 30, 1998 has indicated its intention to vote for the proposal.

  The affirmative vote of a majority of the Common Stock outstanding and entitled to vote as of the record date is required to adopt the amendment of Article First of the Corporation's Certificate of Incorporation. The board of directors recommends that you vote FOR adoption of the proposed name change. If not otherwise specified, proxies will be voted FOR approval of this proposal.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The board of directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1998. Arthur Andersen LLP has acted as independent public accountants for the Corporation since its inception in 1991. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The board of directors has established an audit committee, presently consisting of two outside directors, the purpose of which is to review the scope and results of the audit.

                                 OTHER ACTION

  Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

  Proposals of Stockholders intended to be presented at the 1999 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the proxy statement and form of proxy relating to that meeting no later than March 30, 1999.

                            SOLICITATION STATEMENT

  The cost of this solicitation of proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit proxies personally, by telephone or by telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Concord, Massachusetts
July 23, 1998

                                                                      1261-PS-98

                                 FORM OF PROXY

                            THERMO REMEDIATION INC

              PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                              SEPTEMBER 15, 1998

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


     The undersigned hereby appoints John P. Appleton, John N. Hatsopoulos and Melissa F. Riordan, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Remediation Inc., a Delaware corporation (the "Company"), to be held at the offices of Thermo Electron Corporation, 81 Wyman Street, Waltham, Massachusetts, on Tuesday, September 15, 1998, at 2:00 p.m., and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on July 23, 1998, with all of the powers the undersigned would possess if personally present at such meeting:



               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)

               Please mark
[   x   ]      votes as in this
               example.

1.   ELECTION OF DIRECTORS


     FOR       [    ]         WITHHELD        [    ]

     ______________________________________
     FOR all nominees except as noted above



     NOMINEES: John P. Appleton, Robert W. Dunlap, Elias P. Gyftopoulos, Fred Holubow, Theo Melas-Kyriazi, Frank E. Morris and William A. Rainville



2.    To amend the Corporation's Certificate of
      Incorporation to change the name of the Corporation        FOR              AGAINST       ABSTAIN
      to ThermoRetec Corporation.                                [        ]     [         ]   [         ]





4. In their discretion on such other matters as may properly come before the Meeting.


THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS SET FORTH ABOVE IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.



MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT         [     ]


Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.


PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.


SIGNATURE_______________________________________   DATE_________________

SIGNATURE_______________________________________   DATE_________________


(NOTE: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held by joint tenants or as community property, both holders should sign.).